Exhibit N (ii)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Glenbrook Life Variable Life Separate Account A of Glenbrook Life and Annuity Company on Form N-6 of our report dated February 4, 2004 relating to the financial statements and the related financial statement schedules of Glenbrook Life and Annuity Company, and our reports dated March 31, 2004 relating to the financial statements of Glenbrook Life Variable Life Separate Account A and Glenbrook Life AIM Variable Life Separate Account A, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP

Chicago, Illinois
April 19, 2004